Exhibit 99.1

FOR RELEASE:  October 31, 2012

HKN Announces Reverse Stock Split and move to OTCQB

Dallas, Texas — October 31, 2012 — HKN, Inc. (“HKN” or “the Company”) announced that its reverse split of its common stock shares has become effective as it was approved at its shareholders’ meeting held on October 29, 2012.

As previously announced, the reverse split ratio will be 1-for-40 and will reduce the number of outstanding common stock shares of the Company from approximately 17.5 million to approximately 437 thousand.  No fractional shares of common stock will be issued in connection with the reverse split and any fractional shares will be paid in cash based on the close price of the common stock on October 26, 2012.

Shareholders of record as of the effective date will receive a letter of transmittal shortly after October 30, 2012 providing instructions for the exchange of their certificates.

The Company’s common stock will begin trading on a split-adjusted basis on the OTCQB marketplace commencing as soon as practicable.  The OTCQB is a market tier operated by the OTC Market Group Inc. for over-the-counter traded companies.  The voluntary delisting of the common stock will be completed once the Company files a Form 25 Notification of Delisting with the Securities and Exchange Commission (“SEC”). As a result of the weather-related closures of the securities markets, the Company has not yet been advised of the new trading symbol on the OTCQB or the precise date when trading on the OTCQB will commence.

The delisting is solely the result of the Company not meeting the public float requirement for continued listing on the NYSE MKT after the reverse split was implemented and is in no way a reflection on the financial condition or viability of the Company.  The delisting and transition to the OTCQB does not change the Company’s obligations to file periodic and other reports with the SEC under applicable federal securities laws.

HKN, Inc. is an independent energy company engaged in the development of a well-balanced portfolio of assets in the energy industry and in the active management of its energy-based investments. Additional information may be found at the HKN Web site, www.hkninc.com. Please e-mail all investor inquiries to Investorrelations@hkninc.com.

Certain statements in this announcement and inferences derived therefrom may be regarded as “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on the opinions and estimates of management at the time the statements are made.   Management’s current view and plans, however, are subject to numerous known and unknown risks, uncertainties and other factors that may cause the actual results, performance, timing or achievements of HKN to be materially different from any results, performance, timing or achievements expressed or implied by such forward-looking statements.  The various uncertainties, variables, and other risks include those discussed in detail in the Company’s SEC filings, including the Annual Report on Form 10-K filed on March 2, 2012. HKN undertakes no duty to update or revise any forward-looking statements.  Actual results may vary materially.